Exhibit 99.1
AVANIR Pharmaceuticals Summarizes Outcome of FDA Meeting on Zenvia NDA
Wednesday February 28, 7:30 am ET
Conference Call Begins Today at 8:00 A.M. Eastern Time
ALISO VIEJO, Calif.—(BUSINESS WIRE)—AVANIR Pharmaceuticals (NASDAQ:AVNR) today announced the Company has met with U.S. Food and Drug Administration (FDA) officials to address concerns expressed in the FDA’s October 30, 2006 approvable letter for Zenvia™ as a treatment for involuntary emotional expression disorder (IEED) and to present AVANIR’s proposed strategy to gain approval for Zenvia for this indication.
In preparation for the meeting, in January AVANIR submitted a briefing package outlining its responses to questions contained in the approvable letter. At the core of the briefing package was sophisticated PK/PD modeling based on data from prior trials supporting a proposed lower-dose formulation of Zenvia, as well as detailed statistical analysis addressing questions concerning the secondary efficacy endpoint in a prior trial. There was support for the Company’s modeled lower Quinidine dose (10 mg) formulation to reduce QTc intervals below the 5 msec threshold as well as the Company’s statistical analysis presented on the secondary efficacy endpoint agreeing that Zenvia at the 30/30 dose had demonstrated efficacy in its controlled clinical studies.
As a result of this analysis, the FDA has requested that AVANIR supplement the new drug application (NDA) for Zenvia with additional clinical data to confirm that the proposed lower dose is effective and that it enhances the safety profile. The FDA proposed a single well controlled study to test lower exposure of dextromethorphan with the agreed-upon lower Quinidine dose. The Company will also undertake certain preclinical and clinical pharmacology work to support the revised application for the lower dose of Zenvia.
“We are very pleased with the outcome from our meeting with the FDA,” said Randall Kaye M.D., Senior Vice President and Chief Medical Officer for AVANIR. “We will begin to work with the FDA on the final trial design and protocol and are pleased to be moving this important drug candidate forward.”
AVANIR expects to begin the required activities addressed in the FDA meeting immediately. The Company anticipates being able to complete the clinical and non-clinical work over approximately the next two years.
Conference Call
AVANIR will hold a conference call today beginning at 8:00 a.m. Eastern time / 5:00 a.m. Pacific time to discuss this announcement and answer questions. The call will be webcast live through AVANIR’s corporate website at www.avanir.com and will feature AVANIR’s President and Chief Executive Officer Eric Brandt and Senior Vice President and Chief Medical Officer Randall Kaye, M.D.
To listen to the conference call, it is recommended that you go to AVANIR’s website at least 10 minutes in advance of the webcast to download any applicable software. An archived webcast will be available for 30 days, and a phone replay will be available through March 5, 2007, by dialing 800-642-1687 (domestic) and 706-645-9291 (international) and entering the passcode 8938188.
About Zenvia
Zenvia is a combination of two well-characterized compounds, the active ingredient dextromethorphan, and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. The first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways, through presynaptic inhibition of glutamate release via sigma-1 receptor agonist activity, and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity.

About AVANIR
AVANIR Pharmaceuticals is focused on developing, acquiring and commercializing novel therapeutic products for the treatment of chronic diseases. AVANIR’s products and product candidates address therapeutic markets that include the central nervous system, cardiovascular disorders, inflammation and infectious diseases. AVANIR currently markets FazaClo®, the only orally-disintegrating formulation of clozapine for the management of severely ill schizophrenic patients who fail to respond adequately to standard schizophrenic drug treatments. FazaClo is also indicated for reducing the risk of suicidal behavior in patients with schizophrenic or schizoaffective disorder. For full prescribing information and important safety information regarding FazaClo, please visit www.fazaclo.com. Zenvia™, AVANIR’s lead product candidate for the treatment of involuntary emotional expression disorder (IEED), is the subject of an approvable letter from the FDA. Additionally, AVANIR has completed the patient recruitment in a Phase III clinical trial with Zenvia as a potential treatment for patients with painful diabetic neuropathy. AVANIR has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease; and AstraZeneca for the treatment of cardiovascular disease. The Company’s first commercialized product, abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about AVANIR can be found at www.avanir.com.
Forward-Looking Statement
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. There can be no assurance that the Company will receive FDA regulatory approval for the new formulation of Zenvia or that the additional development work for this formulation will be completed in the time periods that are anticipated. Final review decisions made by the FDA and other regulatory agencies concerning are often unpredictable and outside the influence and control of the Company. Risks and uncertainties also include the risks set forth in Avanir’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
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Contact:
Lippert/Heilshorn & Associates, Inc. for AVANIR
Pharmaceuticals
Jody Cain (jcain@lhai.com)
Bruce Voss (bvoss@lhai.com)
310-691-7100